Exhibit 10.1

LEASE AND OPTION AGREEMENT

THIS LEASE AND OPTION AGREEMENT (the “Lease”) is dated as of the 16th day of January, 2002, by and between MAC, CORP., a New Jersey corporation (“Landlord”), and MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company, d.b.a. The Borgata (“Tenant”) and shall become effective as provided in Sections 3 and 8(a) below.

RECITALS

A. On May 29, 1996, Landlord and Grand K, Inc., a Nevada corporation (“Grand K) entered into a Joint Venture Agreement (the “Original Agreement”), relating to a joint venture (the “Joint Venture”) formed for the purpose of designing, developing, constructing, owning and operating a resort casino and related facilities on property located in the “Huron North Redevelopment Area” in the Marina area of Atlantic City, New Jersey (the “City”) on a development now known as Renaissance Pointe (the “Renaissance Pointe Property”).

B. On July 14, 1998, Grand K assigned all of its right, title and interest in and to the Original Agreement to Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd AC”), and on the same date, Landlord and Boyd AC entered into an Amended and Restated Joint Venture Agreement, as amended pursuant to that certain First Amendment to Amended and Restated Joint Venture Agreement, dated as of September 10, 1998 (as amended, the “Amended and Restated Agreement”), which Amended and Restated Agreement superseded the Original Agreement.

C. On August 31, 2000, Landlord and Boyd AC entered into a Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”), which Second Amended and Restated Agreement superseded the Amended and Restated Agreement.

D. On November 21, 2000, Landlord and Boyd AC formed Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co”) and also formed Tenant.

E. On December 13, 2000, the Joint Venture was merged into Tenant, and Tenant became a wholly-owned subsidiary of Holding Co. On the same date, Holding Co amended and adopted the Second Amended and Restated Agreement as its operating agreement pursuant to a Contribution and Adoption Agreement, dated as of December 13, 2000 (the Second Amended and Restated Agreement, as so adopted and amended, and as hereafter modified and amended, shall be referred to herein as the “Operating Agreement”).

F. Tenant is currently developing a resort casino project to be known as The Borgata (the “Resort”) upon a portion of the Renaissance Pointe Property (the “Borgata Parcel”) that has been previously conveyed from Landlord to Tenant.

G. In connection with Tenant’s development of the Resort, Landlord has agreed to lease to Tenant that certain real property located in the County of Atlantic (the “County”), State of New Jersey, depicted and legally described on Exhibit “A” attached hereto and incorporated herein by this reference, (the “Leased Premises”), upon the terms and conditions set forth in this Lease for the purposes of: (a) the construction and operation by Tenant of a parking structure for use by employees of Tenant and employees of its tenants, licensees, contractors and other users of the Resort (the “Employee Parking Structure”): or (b) for any other use or uses permitted hereby.

NOW, THEREFORE, it is hereby agreed as follows:

1. Definitions. As used in this Agreement:

“Adjustment Date” means the date of the fifth (5th) anniversary of the Rent Commencement Date and the date of each fifth (5th) anniversary thereafter during the Term of this Lease.

“Amended and Restated Agreement” has the meaning set forth in the Recitals to this Lease.

“Access Basement” means a non-exclusive easement granted by Landlord or its affiliates to Tenant in accordance with Section 38 of this Lease, granting to Tenant and the users of the Leased Premises the non-exclusive right of pedestrian and vehicular access over the Access Easement Area and the roadway system that is a part of the Master Plan Improvements (as such term is defined in the Operating Agreement).

“Access Easement Area” means the area generally depicted on Exhibit “B” attached hereto and incorporated herein by this reference.

“Base Index” means the Index in publication three (3) months before the Rent Commencement Date.

“Borgata Parcel” has the meaning set forth in the Recitals to this Lease.

“Boyd AC” has the meaning set forth in the Recitals to this Lease.

“City” has the meaning set forth in the Recitals to this Lease.

“City Approval” means an ordinance, in form and substance reasonably satisfactory to Landlord and Tenant, from the City, authorizing the Lease and the Purchase Option, authorizing a leasehold mortgage to be placed upon the Leased Premises by Tenant, and authorizing the Access Easement.

“Commencement of Construction” means the date upon which Tenant begins driving piles upon the Leased Premises in connection with the construction of the Employee Parking Structure. Landlord and Tenant shall mutually confirm, in writing, the actual date of commencement of construction.

“Comparison Index” means the Index in publication three (3) months before each Adjustment Date.

“Employee Parking Structure” has the meaning set forth in the Recitals to this Lease.

“Environmental Laws” means any and all applicable state, federal or local statutes, regulations, rules, ordinances and directives relating to the protection of health or the environment.

“First Adjustment Date” means the first Adjustment Date occurring on the fifth (5th) anniversary of the Rent Commencement Date.

“GAAP” means generally accepted accounting principals, consistently applied.

“Governmental Approvals” means all licenses, permits, authorizations and governmental approvals, issued in final, unappealable, and unconditional form, that are required under all applicable federal, state, county and municipal laws, regulations or governmental or quasi-governmental requirements: (i) to permit the construction and operation of the Employee Parking Structure or to construct any repairs, replacements or additions thereto, and (ii) to approve the transactions contemplated by this Lease. Without limiting the foregoing, the Governmental Approvals shall include the City Approval.

“Grand K” has the meaning set forth in the Recitals to this Lease.

“Holding Co” has the meaning set forth in the Recitals to this Lease.

“Index” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for all Urban Consumers, United States Average, Subgroup “All Items” 1982-84 = 100.

“Joint Venture” has the meaning set forth in the Recitals to this Lease.

“Landlord” has the meaning set forth in the first paragraph hereof.

“Landlord Indemnified Parties” means Landlord and its controlling shareholders, officers, directors, agents, affiliates and employees and their respective successors and assigns, and the respective shareholders, officers, directors, agents, affiliates and employees of each of them.

“Lease” has the meaning set forth in the first paragraph hereof.

“Lease Commencement Date” means the date on which the City Approval has been obtained.

“Leased Premises” has the meaning set forth in the Recitals to this Lease.

“MAC” has the meaning set forth in the Recitals to this Lease.

“Monthly Rent” means the monthly rent to be paid by Tenant to Landlord in accordance with the terms of Section 5 of this Lease.

“Operating Agreement” has the meaning set forth in the Recitals to this Lease.

“Option Exercise Notice” means a written notice of exercise of the Purchase Option, delivered by Tenant to Landlord in accordance with the terms and provisions of Section 39 hereof.

“Original Agreement” has the meaning set forth in the Recitals to this Lease.

“Parking Fee” means any and all taxes, assessments, fees, fines and charges levied by any governmental authority in connection with the parking of vehicles at the Employee Parking Structure.

“Personal Property Taxes” means all taxes, assessments, fees, fines and charges levied against any and all personal property, merchandise and trade fixtures located in or about the Leased Premises, as well as any taxes, assessments, fees, fines and charges levied upon any interest of Tenant in this Lease or upon Tenant’s business operations.

“Plans and Specifications” means those certain plans and architectural, engineering, design and construction drawings and other construction documents for the Employee Parking Structure more particularly described on Exhibit “C” attached hereto and incorporated herein by this reference, together with any revisions or additions thereto as may be mutually agreed upon between Landlord and Tenant.

“Purchase Option” means Tenant’s right and option to purchase the Leased Premises upon the terms and conditions set forth in Section 39 of this Lease.

“Real Property Taxes” means all property taxes assessed against the Leased Premises, the Employee Parking Structure and any other buildings, fixtures or improvements now or hereafter constructed upon the Leased Premises, and all other governmental levies of every kind or nature whatsoever, general or special, extraordinary as well as ordinary, which shall be charged, levied, assessed or imposed by any lawful taxing authority against the Leased Premises and the improvements thereon. Without limiting the foregoing, Real Property Taxes shall include, without limitation, any and all general and special assessments, charges, fees or assessments for transit, housing, police, fire or other governmental services of purported benefit to the Leased Premises, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease or on the use or occupancy of the Leased Premises or any part thereof, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of New Jersey, or any political subdivision, public corporation, district or other political or public entity whether or not now customary or in the contemplation of the parties on the date of this Lease.

“Renaissance Pointe Property” has the meaning set forth in the Recitals to this Lease.

“Rent Commencement Date” means the date on which Commencement of Construction occurs.

“Resort” has the meaning set forth in the Recitals to this Lease.

“Second Amended and Restated Agreement” has the meaning set forth in the Recitals to this Lease.

“Survey” means that certain survey captioned “Proposed Subdivision Portion of Block 576, Lot 1.02”, dated as of October 10, 2001, prepared by Paulus, Sokolowski & Sartor.

“Term” means the period of time in which the Lease is in effect, commencing upon the Lease Commencement Date and continuing through December 31, 2077, subject to earlier termination as more particularly provided in this Lease.

“Tenant” has the meaning set forth in the first paragraph hereof

“Tenant Indemnified Parties” means Tenant and its controlling shareholders, officers, directors, agents, affiliates and employees and their respective successors and assigns, and the respective shareholders, officers, directors, agents, affiliates and employees of each of them.

“Tenant’s Proportionate Share” has the meaning set forth in Section 10(b) hereof.

2. Leased Premises. In consideration of the covenants herein contained on the part of Tenant and Landlord to be observed and performed, Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord, the Leased Premises, for the purposes, and upon the terms and conditions set forth herein.

3. Term of Lease. This Lease shall be in effect as of the Lease Commencement Date and shall remain in full force and effect for the Term, unless sooner terminated as provided in this Lease; provided, however, that Tenant’s obligation to pursue the City Approval pursuant to Section 8(a) hereof shall be in effect as of the date of this Lease.

4. Use. Tenant shall initially use the Leased Premises for the construction and operation of the Employee Parking Structure and uses reasonably related thereto, and Tenant may, at any time during the Term of this Lease, use the Leased Premises for any other use or purpose reasonably related or ancillary to the operation of a first class resort and casino facility. Without limiting the foregoing, Tenant shall also be entitled to conduct, from time to time, special events upon the Leased Premises associated with Tenant’s operation of the Resort, which special events may last for one or more days. Notwithstanding the foregoing, Tenant’s use of the Leased Premises (including for any special events) shall not materially and unreasonably interfere with Landlord’s use of its adjoining Renaissance Pointe Property or any business conducted thereon.

5. Rent.

(a) Rent. Subject to adjustment as provided herein, Tenant shall pay to Landlord, without offset, abatement, or demand, Monthly Rent in the amount of Eighty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($83,333.34), in advance on the first day of each and every calendar month of the Term, beginning on the Rent Commencement Date (such amount to be adjusted for increases, if any, in the Index following the date of this Lease as more particularly provided in Section 5(b) hereof). If the Rent Commencement Date is any date other than the first day of a calendar month, Tenant shall pay a pro rata portion of the Monthly Rent on the Rent Commencement Date.

(b) Monthly Rent Adjustments.

(i) The Monthly Rent as set forth in Section 5(a) shall be re-calculated and adjusted, if appropriate, on every Adjustment Date commencing on the First Adjustment Date and continuing on each Adjustment Date thereafter as more particularly provided in this Section 5(b). On the First Adjustment Date, Landlord shall calculate the percentage increase (if any) in the Comparison Index over the Base Index, and on each subsequent Adjustment Date, Landlord shall calculate the percentage increase (if any) in the applicable Comparison Index over the Comparison Index in effect on the immediately preceding Adjustment Date. After making each such calculation, Landlord shall determine the Monthly Rent to be payable by Tenant in the ensuing five (5)-year period as follows: (A) in the event Landlord determines there has been either a decrease or no increase in the Index during the preceding five (5)-year period, the Monthly Rent to be payable by Tenant in the ensuing five (5)-year period shall remain the same as the Monthly Rent payable in the preceding five (5)-year period; or (B) in the event Landlord determines there has been an increase in the Index during the preceding five (5)-year period, then the Monthly Rent shall be adjusted upward by a percentage equal to the lesser of (y) twelve percent (12%) of the amount of Monthly Rent payable in the preceding five (5)-year period; or (z) the amount of the percentage increase in the Index during the preceding five (5)-year period, as calculated by Landlord in the above-described manner. When the Monthly Rent payable as of each Adjustment Date is determined, Landlord shall promptly give Tenant written notice of such adjusted Monthly Rent and the manner in which the same was computed. In the event Tenant believes, in good faith, a discrepancy exists in the calculation of the adjustment to Monthly Rent, Landlord and Tenant agree to work in good faith to resolve such discrepancy. The Monthly Rent as so adjusted from time to time shall be the “Monthly Rent” for all purposes under this Lease. In no event shall the Monthly Rent ever be adjusted downward as a result of a the calculations made in this Section 5(b).

(ii) If at any Adjustment Date the Index no longer exists in the form described in this Lease, Landlord and Tenant will agree to substitute the Index with a substantially equivalent official index published by the Bureau of Labor Statistics or its successor. Landlord shall use any appropriate conversion factors to accomplish such substitution. The substituted index shall then become the “Index” hereunder.

(iii) Notwithstanding anything contained herein to the contrary, in the event Tenant shall elect to use the Leased Premises for the operation of casino gaming activities, excepting temporary special events conducted at the Employee Parking Structure related to Tenant’s operation of the Resort, then the Monthly Rent amount set forth in Section 5(a) shall be increased to reflect a fair market rental for any such casino gaming use of the Leased Premises. In connection therewith, Landlord and Tenant shall negotiate the rental amount in good faith and shall agree upon a new Monthly Rental amount as a condition precedent to Tenant’s commencement of such new use of the Leased Premises.

(c) Parking Fees. Tenant agrees that it shall be solely liable for all Parking Fees, and Tenant agrees to make all Parking Fee payments promptly and in no event before the same shall become a lien against the fee interest of the Leased Premises.

6. Interest. Tenant shall pay Landlord interest at the rate of fourteen percent (14%) per annum for any installment of Monthly Rent or any other payment due and payable hereunder if such payment is not made within ten (10) business days after the receipt of written notice by Tenant that such sum is due. Neither the assessment nor the collection by Landlord of any interest provided for herein shall constitute a waiver by Landlord of any of the other rights or remedies which Landlord has under this Lease.

7. Maintenance of Leased Premises.

(a) Tenant Obligations. Except as otherwise provided in Sections 11(b) and 13 hereof, Tenant shall, at its sole cost and expense, maintain and keep the Leased Premises in a clean, safe and first class condition and repair and in material conformance with applicable laws, statutes, ordinances, rules, regulations and codes.

(b) Alterations by Tenant. Tenant shall not make any material alterations, renovations, replacements, renewals, improvements or additions in or to the design of the exterior of the improvements upon the Leased Premises, including the design and location of all landscaping, lighting and signage for the improvements upon the Leased Premises, without the prior written consent of Landlord, which consent shall not unreasonably be withheld, conditioned or delayed. Without limiting the foregoing, it shall not be deemed to be reasonable for Landlord to withhold its consent under this Section 7(b) based solely on Tenant’s proposed use of the Leased Premises, provided any such proposed use shall be a permitted use pursuant to the terms of Section 4 of this Lease. Notwithstanding anything contained herein to the contrary, all alterations, renovations, improvements or additions to the Leased Premises shall be made by Tenant at Tenant’s sole cost and expense. Notwithstanding anything contained herein to the contrary, in the event that Landlord sells or otherwise transfers its fee interest in the Leased Premises to an independent third party, unaffiliated with Landlord, then in such event, the requirement that Tenant obtain Landlord’s consent under this Section 7(b) shall cease to be of force and effect.

(c) Waste. Tenant shall not commit any act of waste upon the Leased Premises.

8. Construction of Employee Parking Structure; Governmental Approvals.

(a) Tenant Initial Construction Obligations. Tenant shall, at Tenant’s sole cost and expense, prepare, submit and prosecute diligently to completion, applications for all Governmental Approvals (excepting such Governmental Approvals required in connection with Landlord’s obligations under Section 13 below). After receipt of all Governmental Approvals required prior to commencement of construction, Tenant shall diligently cause the Employee Parking Structure to be constructed in material conformity and compliance with the Plans and Specifications. Tenant shall prosecute construction of the Employee Parking Structure in such a manner as to reasonably minimize any inconvenience in or disruption to the construction or operation of any improvements on Landlord’s property that are situated adjacent to the Leased Premises. Tenant shall keep Landlord reasonably advised on a regular basis with respect to the design, permitting, scheduling, development and construction of the Employee Parking Structure.

(b) Effect of Landlord’s Approval. The approval by Landlord of the Plans and Specifications or any modifications thereto or of any act herein referred to, or any suggestions with respect thereto, shall not constitute an opinion or representation with respect to the sufficiency thereof or impose any present or future liability or responsibility upon Landlord.

(c) Subsequent Construction; Compliance with Laws. Following completion of the Employee Parking Structure, subject to the terms and provisions of Section 4 hereof and further subject to Landlord’s right of approval as more particularly set forth in Section 7(b) hereof, Tenant may, at Tenant’s sole cost and expense, make further alterations, renovations, replacements, improvements, demolitions (including but not limited to a complete demolition of the Employee Parking Structure), or additions in, upon or to the Leased Premises, including without limitation, to the Employee Parking Structure. Without limiting the foregoing, any alterations, renovations, improvements or additions to, or maintenance of, the Leased Premises, shall be performed expeditiously and diligently to completion in a workmanlike and professional manner and in material conformance with all applicable laws, statutes, ordinances, rules, regulations and codes.

(d) Ownership of Improvements to Leased Premises. Throughout the Term of the Lease, the Employee Parking Structure and any other improvements constructed upon the Leased Premises, including any alterations, renovations, replacements or additions thereof, shall be the sole property of Tenant, and Landlord shall have no interest therein. Upon the expiration or sooner termination of this Lease, all of the improvements constructed upon the Leased Premises shall become the property of the Landlord, subject however, to Landlord’s right to require Tenant to remove such improvements as provided in Section 15 hereof.

9. Assignment or Sublease.

(a) Prohibition. Except as expressly permitted in this Section 9(a) or in Section 35 hereof, Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber all or any of its interest in this Lease, or any interest therein, or sublet the Leased Premises, or any portion thereof, without obtaining Landlord’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed; provided, however, in the event of any sale or other transfer of the Resort, this Lease may be assigned, transferred or sublet by Tenant without Landlord’s consent to the new owner, assignee or transferee of the Resort upon Tenant’s providing Landlord with thirty (30) days’ prior written notice thereof. In the event of any such sale, assignment or transfer upon an express assumption of Tenant’s obligations under this Lease by the new owner of the Resort, Tenant shall be released from any liability under this Lease arising from and after the effective date of any such assignment and assumption.

(b) Assignment by Landlord. Landlord may sell, transfer, assign or otherwise dispose of the Leased Premises or this Lease, or any part thereof or interest therein, without the consent of Tenant upon Landlord’s providing Tenant with thirty (30) days’ prior written notice thereof. Upon any such sale, transfer, assignment or disposal of all of its interest in the Leased Premises or this Lease, Landlord shall be automatically relieved of all obligations hereunder on the condition that Landlord’s successor-in-interest shall expressly assume all such obligations of Landlord under this Lease. Provided Tenant is not then in material default under this Lease (beyond any applicable cure period), this Lease shall not be affected by any such sale, transfer, assignment or disposal of Landlord’s interest. Tenant agrees to attorn to Landlord’s purchaser or assignee, provided that such purchaser or assignee shall execute and deliver to Tenant an assumption of this Lease in form and substance reasonably satisfactory to Tenant.

10. Taxes.

(a) Personal Property and Leasehold Taxes. Tenant agrees that it shall be solely liable for all Personal Property Taxes.

(b) Real Property Taxes. Tenant agrees that it shall be solely liable for all Real Property Taxes accruing from and after the Rent Commencement Date, and Tenant agrees to pay all such Real Property Taxes promptly and in no event before the same shall become delinquent. Notwithstanding the foregoing, Landlord shall be solely responsible for the amount of any tax levied against Landlord on the rents received by Landlord from this Lease by any federal, state or local governmental agency. The parties acknowledge that the Leased Premises is not currently assessed as a separate tax parcel and agree that until such time as the Leased Premises is separately assessed, the Real Property Taxes attributable to the Leased Premises shall be apportioned by Landlord on a pro rata basis based upon the ratio of the land area of the Leased Premises to the land area of the entire lax assessor’s parcel of which the Leased Premises is apart (“Tenant’s Proportionate Share”). Without limiting the foregoing, until such time as the Leased Premises is separately assessed, Landlord shall promptly pay all Real Property Taxes assessed against the entire tax parcel of which the Leased Premises is a part, and Tenant shall reimburse Landlord the amount of Tenant’s Proportionate Share of the Real Estate Taxes, as calculated by Landlord in accordance with the terms of this Section 10(b), within thirty (30) days after Landlord presents Tenant with an invoice and backup documentation as to the calculation of Tenant’s Proportionate Share.

(c) Contest. Notwithstanding anything contained herein to the contrary, Tenant reserves the right to contest any Real Property Taxes and Personal Property Taxes assessed against Tenant; provided, however, that if Tenant shall, in good faith, contest the validity of any such Real Property Taxes and/or Personal Property Taxes, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon.

11. Indemnities.

(a) Tenant’s Indemnity. Tenant covenants and agrees to indemnify and hold the Landlord Indemnified Parties harmless for, from and against all damages, claims, threatened claims, demands, causes of action, judgments, costs, expenses (including reasonable attorneys’ fees and costs) and liabilities of any person or persons in, on or about the Leased Premises or for any condition existing in, on or about the Leased Premises, (i) except claims, threatened claims, demands, causes of actions, judgments, costs, expenses or liabilities caused by Landlord’s negligence or willful misconduct, and (ii) except as otherwise provided in Section 13 hereof. This indemnification obligation shall survive the termination of or expiration of this Lease.

(b) Landlord’s Indemnity. Landlord covenants and agrees to indemnify and hold the Tenant Indemnified Parties harmless for, from and against all damages, claims, threatened claims, demands, causes of action, judgments, costs, expenses (including reasonable attorneys’ fees and costs) and liabilities of any person or persons in, on or about the Leased Premises or for any condition existing in, on or about the Leased Premises, (i) to the extent any such damages, claims, threatened claims, demands, causes of actions, judgments, costs, expenses or liabilities are caused by Landlord’s negligence or willful misconduct, or (ii) to the extent any such damages, claims, threatened claims, demands, causes of actions, judgments, costs, expenses or liabilities relate to the obligations of Landlord pursuant to Section 13 hereof. This indemnification obligation shall survive the termination of or expiration of this Lease.

(c) Defense of Litigation. In any suit or action for damages relating to Tenant’s use and operation of the Leased Premises or otherwise relating to the Leased Premises or this Lease in which both Tenant and Landlord or any one or more of the Landlord Indemnified Parties are included or made defendants, subject to Landlord’s indemnification obligation set forth in Section 11(b) hereof, Tenant agrees to assume all of the burden, cost and expense of the defense or settlement of such action or suit, including attorneys’ fees in the defense of such action, claim or suit, and will pay any final judgment that may be obtained against the Landlord Indemnified Parties within thirty (30) days of the date such judgment shall become final. Notwithstanding the foregoing, Landlord shall be entitled, at Landlord’s sole discretion and at Landlord’s sole cost and expense, to monitor the status of or participate in any such litigation, which monitoring or participation may include, but not be limited to, Landlord’s retention of separate defense counsel.

(d) Damages. Under no circumstances whatsoever shall either party ever be liable hereunder to the other party for anticipated profits, indirect damages, punitive damages, consequential or other damages or liability of any nature whatsoever whether based on contract, tort, or any other theories of liability other than actual damages. It is further agreed by the parties that the shareholders, officers, employees, agents, representatives and directors of both parties, as such, shall never be personally liable for any judgment against a party.

12. Insurance.

(a) Commercial General Liability: Automobile Insurance. Tenant shall, at its sole cost and expense and at all times while this Lease is in force, carry and maintain (i) a policy or policies of commercial general liability insurance insuring Tenant against liability for injury to or death to a person or persons, and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Leased Premises, with combined single limits of at least (A) Twenty-Five Million Dollars ($25,000,000,00) for property damage, plus (B) Twenty-Five Million Dollars ($25,000,000.00) for bodily injury, including death; and (ii) Automobile Liability Insurance covering all vehicles owned or leased by Tenant, with combined single limits of at least Five Million Dollars ($5,000,000). The foregoing policy limits may be satisfied by a combination of Commercial General Liability and Umbrella Liability policies. The policy limits required of Landlord and Tenant under this Lease shall be reviewed by Landlord and Tenant from time to time and adjusted, as may reasonably be necessary, to reflect current industry standards and practices with respect to types and amounts of coverages. Any changes to the insurance requirements as currently set forth in this Section 12(a) and/or Section 12(g) below shall be reflected in an Addendum to this Lease, and the parties shall cooperate, in good faith, to prepare and execute any such Addendum.

(b) Tenant’s Property. Damage to or Destruction of Improvements. At all times during the Term, Tenant, at its sole cost and expense, shall maintain fire and extended coverage, vandalism, malicious mischief, and special extended perils (all risk) insurance in an amount not less than the full cost of replacement of all of Tenant’s personal property, furnishings, fixtures and equipment located on the Leased Premises. The proceeds from any such policy shall be for the sole benefit of Tenant. In the case of damage to or destruction of any improvements upon the Leased Premises, in whole or in part, by fire or any other casualty whatsoever caused, Tenant shall, at its election, either: (i) restore, replace or rebuild any such improvements, or any portion thereof to the condition existing prior to such damage or destruction or to such other state or condition as may be approved by Landlord (if so required) in accordance with the terms of Section 7(b) hereof, but in any event in conformance with all applicable state, federal or local laws, statutes, codes, ordinances, rules, regulations and directives, or (ii) demolish and remove the remaining portion of such damaged improvements. Except to the extent of Landlord’s indemnification obligations set forth in Section 11 hereof and Landlord’s obligations under Section 13 hereof, Tenant assumes all risk for damage to or destruction of any improvements upon the Leased Premises.

(c) General Insurance Requirements. Upon execution hereof, Tenant shall furnish Landlord with a certificate or certificates of insurance evidencing the foregoing coverages, together with evidence of payment of all premiums therefor. In addition, all such insurance policies required by this Lease shall:

(i) name Landlord and MGM MIRAGE (and any of its affiliates or subsidiaries as may reasonably be requested by Landlord from time to time) as additional insureds and provide that such policy may not be canceled or materially changed or amended, whether or not requested by Tenant, except upon the insurer giving at least thirty (30) days’ prior written notice thereof to Landlord and Tenant; and

(ii) be written as primary policies, not contributing with and not excess of any coverage that Tenant or Landlord may carry,

(d) Failure to Maintain Insurance. Notwithstanding any other remedy available to Landlord at law or in equity, if Tenant fails to obtain or maintain the insurance required herein or fails at any time to provide a valid certificate of insurance, Landlord shall be entitled upon thirty (30) days’ written notice to Tenant, with an opportunity to cure, to purchase such insurance at the sole cost and expense of Tenant. Failure of Tenant to obtain or maintain the required insurance coverage shall not relieve Tenant from any of its liabilities or obligations under this Lease, nor shall the insurance requirements set forth in this Section 12 be construed to conflict with or otherwise limit Tenant’s obligations under this Lease, including without limitation, any and all indemnity obligations of Tenant under this Lease.

(e) Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage, but only to the extent of insurance proceeds actually received. Each party hereto shall, upon obtaining the policies of insurance required hereunder, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

(f) OCIP. Landlord acknowledges that Tenant, in connection with Tenant’s construction of the Resort, has established an Owner Controlled Insurance Program (“OCIP”). Landlord agrees that Tenant may satisfy all or any portion of Tenant’s insurance obligations by virtue of Tenant’s utilization of the OCIP while the same shall be in force and effect; provided that the OCIP shall, at a minimum, satisfy the required coverages.

(g) Landlord’s Insurance. Landlord shall, at its sole cost and expense and at all times while this Lease is in force, carry and maintain (i) a policy or policies of commercial general liability insurance insuring Landlord against liability for injury to or death of a person or persons and for damage to or destruction of property, with combined single limits of at least (A) Five Million Dollars ($5,000,000.00) for property damage, plus (B) Five Million Dollars ($5,000,000.00) for bodily injury, including death; and (ii) Automobile Liability Insurance covering all vehicles owned or leased by Landlord, with combined single limits of at least Five Million Dollars ($5,000,000.00). Policy limits may be satisfied by combination of Commercial General Liability and Umbrella Liability policies. The Commercial General Liability Policy shall name Tenant (and any of its affiliates as may reasonably be requested by Tenant from time to time) as additional insureds, include contractual liability coverage for the obligations of Landlord, including, without limitation, indemnification obligations, under this Lease and a broad form property damage endorsement and provide that such policy may not be canceled or materially changed or amended, whether or not requested by Landlord, except upon the insurer giving at least thirty (30) days’ prior written notice thereof to Tenant and Landlord and shall be written as primary policies, not contributing with and not excess of any coverage that Tenant or Landlord may carry. Upon Tenant’s request, Landlord shall furnish Tenant with certificates of insurance evidencing the coverage required of Landlord under this Lease. Landlord’s compliance or failure to comply, in whole or in part, with the insurance provisions contained in this Lease shall in no way relieve Landlord from its indemnity obligations hereunder or otherwise limit Landlord’s obligations under the Lease.

13. Environmental Compliance. Landlord and Tenant acknowledge that the Leased Premises is a part of the Parcel (as such term is defined in the Operating Agreement). As such, (i) Landlord agrees that with respect to compliance of the Leased Premises with any and all Environmental Laws, including without limitation, conducting any required environmental assessment and remediation of the Leased Premises, Landlord shall have all of the same duties and obligations as required of MRI or its Affiliates (as such terms are defined in the Operating Agreement) with respect to the Parcel (i.e., to the extent that such assessment and remediation relates to the Employee Parking Structure as it exists at the time of its initial opening) pursuant to the terms of Section 4.4 of the Operating Agreement; and (ii) Tenant hereby agrees that (x) Tenant shall have all of the same duties and obligations as required of Boyd Sub (as such term is defined in the Operating Agreement) pursuant to Section 4.4(c) of the Operating Agreement; and (y) with respect to any other matters relating to compliance of the Leased Premises with Environmental Laws, Tenant shall have all of the same duties and obligations as required of the Company (as such term is defined in the Operating Agreement) pursuant to the terms of Section 4.4 of the Operating Agreement. Nothing contained herein shall be deemed to modify or amend the obligations of either Landlord or Tenant or their respective affiliates pursuant to the Operating Agreement with respect to compliance with Environmental Laws. The obligations contained in this Section 13 shall survive the expiration or earlier termination of this Lease and shall survive the closing in the event Tenant elects to exercise the Purchase Option upon the terms and conditions contained herein.

14. Rights of Access.

(a) Landlord Access. Landlord and its officers, directors, agents, employees and contractors shall have the right to enter upon the Leased Premises at any time upon reasonable notice for the purpose of inspecting the same, provided that such access shall not materially and unreasonably interfere with Tenant’s use of the Leased Premises.

(b) Tenant Access. Landlord shall provide Tenant at all times with convenient and unimpeded vehicular and pedestrian access to the Leased Premises from the Access Easement Area and from the roadway system developed by Landlord or its affiliates as part of the Master Plan Improvements (as such term is defined in the Operating Agreement), except temporarily during times of emergency or required repair or as may otherwise be ordered by any governmental authority.

15. Surrender. Subject to Section 39 hereof, at the expiration or earlier termination of the Term, Tenant will peaceably yield to Landlord the Leased Premises and any and all alterations, renovations, improvements and additions made thereon, including without limitation, the Employee Parking Structure, if it is still existing. Tenant shall at Tenant’s sole cost and expense, remove all personal properly, equipment and trade fixtures, and Tenant shall perform all restoration made necessary by the removal of any such items (reasonable wear and tear excepted). Subject to Section 39 hereof, in the event Landlord so elects, Tenant shall be obligated to remove the Employee

Parking Structure (if it still exists) and/or any other improvements constructed upon the Leased Premises and to restore the Leased Premises to substantially similar condition as it existed upon the Lease Commencement Date, within a reasonable time following the expiration of the term of this Lease or the earlier termination thereof.

16. Quiet Enjoyment. Landlord covenants and agrees with Tenant that, so long as there shall not be any material default by Tenant which shall remain uncured beyond any applicable cure period hereunder, Tenant shall and may peaceably and quietly have, hold, and enjoy the Leased Premises during the Term.

17. Utilities. Tenant shall bear sole responsibility for all utility charges, deposits and other costs and expenses incurred by Tenant in connection with the maintenance of any and all utility services utilized by Tenant upon the Leased Premises.

18. Condemnation. If the whole or any part of the Leased Premises shall be taken by any public authority under the power of eminent domain or deeded to such public authority in lieu of condemnation, then the Term shall cease as to the part so taken from the day the possession of that part shall be taken or deeded for any public purpose, and from that day Tenant shall have the right either to cancel this Lease or to continue in the possession of the remainder of the Leased Premises under the terms hereof, provided that all damages awarded for Landlord’s fee interest in the Leased Premises as a result of such taking shall belong to and be the sole property of Landlord. Notwithstanding the foregoing, Tenant shall have the right to pursue its own award for any value attributable to the taking of all or any portion of any improvements constructed upon the Leased Premises, including the Employee Parking Structure, as well as the value of Tenant’s leasehold estate, moving expenses and goodwill, and any damages awarded for such interests of Tenant so taken shall belong to and be the sole property of Tenant. In the event a portion of the Leased Premises becomes the subject of a taking and this Lease is not terminated as provided above, then in such event (a) Monthly Rent shall be proportionately reduced by the percentage of the land area of the Leased Premises so taken; and (b) the purchase price of the Leased Premises pursuant to the Purchase Option shall correspondingly be reduced by the net amount of the condemnation award, if any, that is attributable to the taking of Landlord’s fee interest in the Leased Premises.

19. Events of Default. The following events shall be deemed to be events of default under this Lease:

(a) Landlord shall not have received a full installment of Monthly Rent on or before the date that is ten (10) days after Tenant receives written notice of such failure.

(b) Tenant shall fail or neglect to perform any other covenants herein contained to be performed by Tenant for thirty (30) days after Tenant has received written notice of such failure, unless Tenant has commenced to cure such default within such thirty (30) day period and thereafter diligently pursues the same to completion.

(c) Tenant shall file, or have filed against it and not vacated within ninety (90) days thereafter, a petition under any section or chapter of the United States Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof, or shall be adjudged bankrupt or insolvent under any bankruptcy law, shall make a general assignment for the benefit of its creditors or shall admit in writing its inability generally to pay its debts as they become due.

(d) Landlord shall fail or neglect to perform any covenants herein contained to be performed by Landlord for thirty (30) days after Landlord has received written notice from Tenant of such failure, unless Landlord has commenced to cure such default within such thirty (30) day period and thereafter diligently pursues the same to completion.

20. Remedies. Upon an event of default described in Section 19 hereof, the non-defaulting party shall have all rights and remedies available at law or in equity including, without limitation, the right to declare this Lease terminated. Without limiting the foregoing, in the event of a default by Tenant, Landlord may elect to re-enter the Leased Premises and take possession thereof and to terminate all of the rights of Tenant in and to the Leased Premises without relieving Tenant of any liability hereunder which accrued prior to such termination. The non-defaulting party shall have the right, but not the obligation, to cure any default on the part of a defaulting party which is not timely cured as provided herein, and the defaulting party shall promptly reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection therewith, including without limitation, all reasonable attorneys’ fees and court costs.

21. Subordination. Landlord shall be entitled to mortgage its fee interest in the Leased Premises upon the condition that any such fee mortgage lienholder shall at all times be subordinate to this Lease, any amendments thereto, any replacements thereof, and any leasehold mortgages encumbering the Tenant’s interest in the Leased Premises, and such fee mortgage lienholder agrees to execute such subordination, non-disturbance and/or attornment agreements in a form and substance reasonably acceptable to Landlord, Tenant and Tenant’s lender (if any). Landlord hereby represents and warrants to Tenant that as of the date of this Lease, there is no mortgage or deed of trust encumbering the Leased Premises or any part thereof.

22. Estoppel Certificate. Within ten (10) business days after notice from Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate confirming essential factual matters pertaining to this Lease, which estoppel certificate shall be in a form reasonably acceptable to Landlord and Tenant. Within ten (10) business days after notice from Tenant, Landlord shall execute and deliver to Tenant an estoppel certificate confirming essential factual matters pertaining to this Lease, which estoppel certificate shall be in a form reasonably acceptable to Landlord and Tenant.

23. No Waiver. Any waiver of any breach of any one or more of the covenants, conditions, terms or agreements of this Lease shall not be construed to be a waiver of any subsequent or other breach of the same or of any other covenant, condition, term or agreement of this Lease, nor shall failure on the part of either party to require full and complete compliance by the other party with any of the covenants, conditions, terms or agreements of this Lease be construed as in any manner changing the terms hereof or estopping such party from enforcing the full provisions hereof.

24. [INTENTIONALLY OMITTED]

25. Holding Over. In the event Tenant remains in possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be deemed to be occupying the Leased Premises as a tenant from month to month at a rental equal to the then current rental being paid by Tenant pursuant to this Lease and otherwise subject to all the conditions, provisions and obligations of this Lease. Notwithstanding the foregoing, in the event Tenant shall remain in possession of the Leased Premises for a period of sixty (60) days following the expiration or earlier termination of this Lease, Tenant’s month to month tenancy shall continue at a rental equal to the then current Monthly Rent plus an amount equal to an additional twenty-five percent (25%) of the Monthly Rent and otherwise subject to all the conditions, provisions and obligations of this Lease.

26. Notices: Rental Payment Address. Unless otherwise provided herein, all notices or other communications required or permitted by this Lease shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is given or if sent by confirmed facsimile transmission, or on the date of actual delivery if sent by overnight commercial courier or by first class mail, registered or certified, with postage prepaid and properly addressed to the party at its address set forth below, or at any other address that any party may from time to time designate by written notice to the other:

If to Landlord:	MAC, CORP. c/o MGM MIRAGE 3600 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attention: General Counsel Facsimile: (702) 693-7628

With a copy to:	Levine, Staller, Sklar, Chan, Brodsky & Donnelly, P.A. 3030 Atlantic Avenue Atlantic City, New Jersey 08401 Attention: Lee A. Levine, Esq. Facsimile: (609) 345-2473

If to Tenant:	MARINA DISTRICT DEVELOPMENT COMPANY, LLC c/o BOYD ATLANTIC CITY, INC. 8025 Black Horse Pike, Suite 200 West Atlantic City, New Jersey 08232 Attention: Robert L. Boughner Facsimile: (609)677-1440

With a copy to:	BOYD GAMING CORPORATION 2950 Industrial Road Las Vegas, Nevada 89109-1150 Attention: General Counsel Facsimile: (702)792-7335

All sums due hereunder shall be paid to Landlord at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Robert Selwood, unless Landlord notifies Tenant otherwise in writing.

27. Entire Agreement. This Lease sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all preliminary negotiations are merged into and incorporated in this Lease. This Lease may not be amended or modified except by a written instrument signed by Landlord and Tenant. It is mutually understood and agreed that the covenants and agreements contained herein shall be binding upon the parties hereto, and upon their respective successors and assigns.

28. Governing Law. This Lease shall be governed and construed under and in accordance with the laws of the State of New Jersey.

29. Authority. Tenant and Landlord represent and warrant to each other that each is fully authorized to enter into this Lease without the joining of any other person or entity, and the person executing this Lease on behalf of such party has full authority to do so and any and all corporate, partnership, or limited liability company action required has been taken.

30. Successors. The terms, provisions, covenants, and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest and legal representatives, except as otherwise expressly provided.

31. Recording. Promptly after the Lease Commencement Date, Landlord shall record in the office of the County Clerk of the County, a memorandum of this Lease and the Purchase Option in a form approved by Landlord and Tenant in their reasonable discretion. Promptly following execution of an agreement granting the Access Basement upon the terms of Section 38 hereof, Landlord shall record the Access Easement agreement in the office of the County Clerk of the County. Upon the termination or earlier expiration of the Term of this Lease, Landlord and Tenant agree to execute any and all instruments necessary to effectuate a termination of the Memorandum of Lease and, subject to the terms of Section 38 hereof, the Access Easement agreement.

32. No Partnership. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, to create a relationship of principal and agent, or a partnership or joint venture between Landlord and Tenant, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant with respect to this Lease. Whenever herein the singular is used, the same shall include the plural. Captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

33. Interpretation. The enforceability, invalidity, or illegality of any provision shall not render the other provisions of this Lease unenforceable, invalid, or illegal. All provisions, whether conditions or covenants on the part of either party, shall be deemed to be both conditions and covenants.

34. Time of the Essence. Time is of the essence for each and every obligation contained in this Lease.

35. Leasehold Mortgage: Lender’s Right to Cure. Landlord hereby consents to an encumbrance by Tenant of its leasehold interest and estate in the Leased Premises and Tenant’s interest in the improvements to be constructed upon the Leased Premises. If Tenant shall elect to encumber its leasehold interest and estate in the Leased Premises, and if Tenant or the holder of the indebtedness secured by a leasehold mortgage shall give written notice to Landlord of the existence of such leasehold mortgage and the address of the holder, then Landlord will mail or deliver to the holder, at such address, a duplicate copy of all notices in writing which Landlord may, from time to time, give to or serve on Tenant under and pursuant to the terms and provisions of this Lease. The copies shall be mailed or delivered to the holder at, or as near as possible to, the same time the notices are given to or served on Tenant. The holder may, at its option, at any time before the rights of Tenant shall be terminated as provided in this Lease, pay any of the Monthly Rent or other sums due under this Lease, or pay any taxes and assessments, or do any other act or thing required of Tenant by the terms of this Lease, or do any act or thing that maybe necessary and proper to be done in the observance of the covenants and conditions of this Lease or to prevent the termination of this Lease. All payments so made and all things so done and performed by the holder shall be as effective to prevent a foreclosure of the rights of Tenant thereunder as the same would have been if done and performed by Tenant, and in such event, the Lease shall remain in full force and effect for Tenant. Additionally, Landlord agrees that it will promptly execute and deliver customary and commercially reasonable documents required by Tenant’s lender, in such form reasonably acceptable to Landlord, Tenant and Tenant’s lender, which documents may evidence, amongst other things, the consent of Landlord to the leasehold mortgage.

36. Covenant Against Liens Against Landlord’s Fee Interest. Tenant agrees to use its commercially reasonable efforts to prevent the filing of any lien or claim caused or permitted by Tenant against Landlord’s fee interest in the Leased Premises and to promptly release or bond around any such lien or claim caused or permitted by Tenant that may be filed against Landlord’s fee interest in the Leased Premises, and Tenant shall indemnify, hold harmless and defend Landlord for, from and against any such Hens and encumbrances and for any actual costs and expenses incurred by Landlord in connection therewith or arising as a result thereof. If Tenant shall, in good faith, contest the validity of any such claim or demand, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that maybe rendered thereon before the enforcement thereof against the Landlord or the Leased Premises. The obligations contained in this paragraph shall survive the termination or expiration of this Lease.

37. No Landlord Security Measures. Landlord shall have no duty, obligation or responsibility whatsoever to provide guard service or other security measures for the benefit of Tenant in connection with Tenant’s use and possession of the Leased Premises, and Tenant hereby releases Landlord from any and all responsibility for the security of Tenant and its agents, contractors, employees, and invitees on the Leased Premises from acts of third parties.

38. Access Easement. Landlord shall grant to Tenant and its successors and assigns the Access Easement encumbering the Access Easement Area to allow pedestrian ingress to and egress from the Leased Premises and to allow vehicular ingress to and egress from the roadway system that is part of the Master Plan Improvements (as such term is defined in the Operating Agreement). The form of the easement agreement granting the Access Easement shall be subject to the approval of Landlord and Tenant, in their reasonable discretion, following the execution of this Lease. In the event Tenant elects to exercise the Purchase Option, the Access Easement shall be perpetual and survive the closing. Except as provided above, the Access Easement shall terminate upon the expiration of the Term of this Lease or the earlier termination hereof.

39. Option to Purchase Leased Premises.

(a) Purchase Option. Landlord hereby grants to Tenant the Purchase Option upon the following terms and conditions:

(i) The Purchase Option shall be exercisable by Tenant at any time during the Term of this Lease provided that at the time of exercise of the Purchase Option, there shall exist no uncured material defaults of Tenant under this Lease. The Purchase Option shall be deemed validly and effectively exercised if Tenant delivers to Landlord an Option Exercise Notice at the address and in the manner specified in Section 26 of this Lease.

(ii) The purchase price to be paid by Tenant for the Leased Premises shall be equal to the fair market value of the Leased Premises, as determined by Landlord and Tenant promptly following Tenant’s delivery of the Option Exercise Notice.

(iii) Title to the Leased Premises shall be delivered free and clear of all hens and encumbrances other than (A) any liens and encumbrances currently set forth in the Transnation Title Insurance Company Title Commitment number 98-14779, dated effective as of December 27, 1999 (except for Exception No. 23, relating to the Reverter), (B) any liens and encumbrances caused by Tenant or as permitted by this Lease, and (C) and any other non-monetary liens and encumbrances that were consented to by Tenant in writing, which consent shall not unreasonably be withheld or delayed. Landlord shall use its all commercially reasonable efforts to deliver title to the Leased Premises in the condition required in this Section 39(a)(iii).

(iv) Tenant shall pay, at its sole cost and expense, all real property transfer taxes or fees, and any other reasonable costs and expenses of conveying the Leased Premises to

Tenant, including, without limitation, the cost of obtaining a survey of the Leased Premises (or any updates to the Survey obtained by Landlord), the cost of any title search fees, escrow fees, and the full cost of an ALTA owner’s policy of title insurance, if such coverage is desired by Tenant, and any and all endorsements issued to Tenant in connection therewith and the full cost of any lender’s policy of title insurance and any and all endorsement issued to Tenant’s lenders in connection therewith.

(v) The closing of the purchase of the Leased Premises shall occur on or before the date thirty (30) days following Tenant’s delivery to Landlord of an Option Exercise Notice. Upon such closing, this Lease shall automatically terminate and be of no further force and effect, and the parties shall have no further duties or obligations hereunder from and after the date of the closing; provided, however, that nothing in this Section 39 shall be deemed to supersede any provision hereof which expressly survives the termination of this Lease, and nothing contained in this Section 39 shall be deemed to release either party from any obligation or liability which shall have arisen under this Lease prior to the effective date of the termination hereof.

(b) Injunctive Relief. In the event of any default by Landlord in the performance of any obligations by Landlord contained in this Section 39, Tenant shall be entitled to all remedies available at law or in equity, including without limitation, specifically enforcing the performance thereof.

40. Non-Involvement of Certain Parties. Tenant agrees that in the event there is any default or alleged default by Landlord under this Lease, or Tenant has or may have any claim arising from this Lease, Tenant shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation. Tenant hereby further agrees that neither Kirk Kerkorian nor Tracinda Corporation shall have any liability whatsoever with respect to this Lease. Tenant hereby further agrees that it shall not permit any party claiming through it, to assert a claim or impose any liability against either Kirk Kerkorian or Tracinda Corporation, either collectively or individually, as to any matter or thing arising out of or relating to this Lease or any alleged breach or default by Landlord. In addition, Tenant agrees that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Lease or is liable for any alleged breach or default of this Lease by Landlord, Notwithstanding anything contained in this Section 40 to the contrary, the provisions of this Section 40 shall not apply to the extent that Kirk Kerkorian or Tracinda Corporation shall become the Landlord under this Lease.

41. Force Majeure. If any acts of God, an act of the public enemy, war, blockade, acts of military or civil authority or government regulation, riots, disasters, strikes (excluding, specifically, however, any informational or recognitional picket line), or failure to timely receive any necessary Governmental Approvals renders a party’s performance objectively impossible or illegal, and if the foregoing is not caused by any act or omission of such party, then such party shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that the excused party shall be obligated to promptly resume performance in accordance with the terms of this Lease after any such force majeure event ceases.

42. Cooperation. Landlord and Tenant shall at all times cooperate, in good faith, with each other and shall promptly furnish (and/or sign) all documents and other information reasonably necessary in order to (a) establish the Leased Premises as a separate tax parcel and as a parcel properly subdivided and legally transferable under New Jersey statutes; and (b) obtain any such licenses, approvals, permits and entitlements as may be required to effect the purposes of and carry out the intent of this Lease. Without limiting the foregoing, to the extent any lender of Landlord or Tenant shall reasonably require any modifications or amendments to this Lease, then Landlord and Tenant agree to cooperate, in good faith, to prepare and execute any such modifications or amendments to this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

MAC, CORP., a New Jersey corporation

By:
Its:	Director

“Landlord”

MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company

By:	Marina District Development Holding Co., LLC, a New Jersey limited liability company
Its:	Sole Member

	By:	Boyd Atlantic City, Inc.
	Its:	Managing Member

By:
		Its:	Vice President; Treasurer & Chief Financial Officer

“Tenant”

EXHIBIT “A”

LEGAL DESCRIPTION AND SITE PLAN OF LEASED PREMISES

October 30, 2001

BORGATA EMPLOYEE PARKING GARAGE

PROPOSED SUBDIVISION

PORTION OF BLOCK 576, LOT 1.02

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being located North 10 degrees 16 minutes 21 seconds East a distance of 45.53 feet from northwesterly corner of Block 576, Lot 1.03 and running thence:

1.	Along the proposed Service Road the following three courses, on a curve to the left having a radius of 539.00 feet, a length of 50.45 feet and whose chord bears North 03 degrees 26 minutes 15 seconds East a distance of 50.43 feet to a point of compound curve, thence;

2.	On a curve to the left having a radius of 400.00 feet, a length of 167.43 feet and whose chord bears North 11 degrees 14 minutes 04 seconds West a distance of 166.21 feet to a point, thence;

3.	North 23 degrees 13 minutes 34 seconds West a distance of 10.00 feet to a point, thence;

4.	Across Block 576, Lot 1.02 the following four courses, North 62 degrees 19 minutes 46 seconds East a distance of 291.61 feet to a point, thence;

5.	South 27 degrees 40 minutes 14 seconds East a distance of 310.00 feet to a point, thence;

6.	South 62 degrees 19 minutes 46 seconds West a distance of 273.87 feet to a point, thence;

7.	North 70 degrees 54 minutes 21 seconds West a distance of 133.73 feet to the point and place of BEGINNING.

Containing a calculated area of 2.265 acres or 98,647 square feet

BLOCK 576
LOT 1.02
N23°13'34"W
10.00'
N62°19'46"E 291.61'
R=400.00'
L=167.43'
CH=N11°14'04"W
166.21'
PROPOSED SERVICE ROAD
PROPOSED
SUBDIVISION
98,647 SF
2.265 AC
PROPOSED
SUBDIVISION
LINE
S27°40'14"E 310.00'
R=539.00'
L=50.45'
CH=N03°26'15"E
50.43'
N70°54'21"W
133.73'
S62°19'46"W 273.87'
BLOCK 576
LOT 1.03
FUTURE
HOTEL/
CASINO
BLOCK 576
LOT 1.02

FRANCIS C. WECHT, JR.
N.J. LIC. NO. 27190
10.10.01
SIGNATURE DATE
PROFESSIONAL LAND SURVEYOR

PAULUS
SOKOLOWSKI
and SARTOR
CONSULTING ENGINEERS

67A MOUNTAIN BOULEVARD EXTENSION
P.O. BOX 4039
WARREN, NEW JERSEY 07059
(732) 560-9700

REVISIONS
10-10-01

JOB NO.	2172-017
SHEET NO.	1 OF 1
DATE	10/10/01
SCALE	1"=80'
DRAWN	KAH
CHKD.	FWC

PROPOSED
SUBDIVISION

PORTION OF
BLOCK 576, LOT 1.02

CITY OF ATLANTIC CITY
ATLANTIC COUNTY, NEW JERSEY

EXHIBIT “B”

LEGAL DESCRIPTION AND SITE PLAN OF ACCESS EASEMENT

ACCESS EASEMENT

PORTION OF BLOCK 576, LOT 1.04

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being located South 70 degrees 54 minutes 21 seconds East a distance of 1.35 feet from northwesterly comer of Block 576, Lot 1.03 and running thence:

1.	Along the proposed Service Road, on a curve to the left having a radius of 539.00 feet, a length of 45.77 feet and whose chord bears North 08 degrees 33 minutes 07 seconds East a distance of 45.76 feet to a point, thence;

2.	Along the proposed common line between Block 576, Lots 1.04 and 1.05, South 70 degrees 54 minutes 21 seconds East a distance of 102.59 feet to a point, thence;

3.	Across Block 576, Lot 1.04, South 19 degrees 07 minutes 33 seconds West a distance of 44.99 feet to a point, thence;

4.	Along a common line between Block 576, Lots 1.04 and 1.03, North 70 degrees 54 minutes 21 seconds West a distance of 94.19 feet to the point and place of BEGINNING.

Containing a calculated area of 0.101 acres or 4,412 square feet

SERVICE ROAD
NORTH
R=539.00'
L=45.77'
CH=N08°33'07"E
45.76'
TIE
1.35'
BLOCK 576
LOT 1.05
ACCESS
EASEMENT
4,412 SF
P.O.B.
ACCESS
EASEMENT
S19°07'33"W
BLOCK 576
LOT 1.03
BLOCK 576
LOT 1.04

FRANCIS C. WECHT, JR. N.J. LIC. NO. 27190 PROFESSIONAL LAND SURVEYOR	REVISIONS	PROPOSED ACCESS EASEMENT
PAULUS SOKOLOWSKI and SARTOR, LLC	JOB NO. 2172-017	PORTION OF BLOCK 576, LOT 1.04
	SHEET NO. 1 OF 1	CITY OF ATLANTIC CITY ATLANTIC COUNTY, NEW JERSEY
	DATE 1-17-02	
	SCALE 1"=30'	
	KAH	
	FCW

EXHIBIT “C”

DESCRIPTION OF PLANS AND SPECIFICATIONS

MODIFICATION OF LEASE AND OPTION AGREEMENT

THIS MODIFICATION OF LEASE AND OPTION AGREEMENT (this “Modification”) is made as of the 20th day of August, 2004, by and between MAC, CORP., a New Jersey corporation (“Landlord”), and MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company, d.b.a. The Borgata (“Tenant”).

RECITALS

A. On May 29, 1996, Landlord and Grand K, Inc., a Nevada corporation (“Grand K”) entered into a Joint Venture Agreement (the “Original Agreement”), relating to a joint venture (the “Joint Venture”) formed for the purpose of designing, developing, constructing, owning and operating a resort casino and related facilities on property located in the “Huron North Redevelopment Area” in the Marina area of Atlantic City, New Jersey (the “City”) on a development now known as Renaissance Pointe (the “Renaissance Pointe Property”).

B. On July 14, 1998, Grand K assigned all of its right, title and interest in and to the Original Agreement to Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd AC”), and on the same date, Landlord and Boyd AC entered into an Amended and Restated Joint Venture Agreement, as amended pursuant to that certain First Amendment to Amended and Restated Joint Venture Agreement, dated as of September 10, 1998 (as amended, the “Amended and Restated Agreement”), which Amended and Restated Agreement superseded the Original Agreement.

C. On August 31, 2000, Landlord and Boyd AC entered into a Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”), which Second Amended and Restated Agreement superseded the Amended and Restated Agreement.

D. On November 21, 2000, Landlord and Boyd AC formed Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co”) and also formed Tenant.

E. On December 13, 2000, the Joint Venture was merged into Tenant, and Tenant became a wholly-owned subsidiary of Holding Co. On the same date, Holding Co amended and adopted the Second Amended and Restated Agreement as its operating agreement pursuant to a Contribution and Adoption Agreement, dated as of December 13, 2000 (the Second Amended and Restated Agreement, as so adopted and amended, and as hereafter modified and amended, shall be referred to herein as the “Operating Agreement”).

F. Tenant has developed a resort casino project known as The Borgata (the “Resort”) upon a portion of the Renaissance Pointe Property (the “Borgata Parcel”) that has been previously conveyed from Landlord to Tenant.

G. In connection with Tenant's development of the Resort and upon the terms and conditions set forth in that certain ground lease agreement between the parties dated February 21,

2003 (the “Original Surface Lot Lease”), Landlord leased to Tenant certain real property currently known as Block 576, Lot 1.07 on the Tax Map of the City of Atlantic City (the “Original Surface Lot Leased Premises”) for the purposes of the construction and operation by Tenant of a surface parking lot (“Surface Parking Lot”) and related uses permitted thereunder

H. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain lease and option agreement between the parties dated January 16, 2002 (the “Original Lease”), Landlord leased to Tenant certain real property currently known as Block 576, Lot 1.05 on the Tax Map of the City of Atlantic City (the “Original Employee Parking Leased Premises”) for the purposes of the construction and operation by Tenant of an employee parking structure (the “Employee Parking Structure”) and related uses permitted thereunder.

I. In connection with Tenant’s development and expansion of the Resort (the “Expansion Project”), the parties have entered into that certain surface lot ground lease agreement dated as of August 20, 2004 (the “Surface Lot Ground Lease”), pursuant to which the Landlord completed, among other things, the following: (i) the Original Surface Lot Lease was terminated; (ii) the parties entered into a separate lease agreement for a portion of the Original Surface Lot Leased Premises, a portion of the Original Employee Parking Leased Premises, and other property owned by Landlord upon which Tenant intended to construct the Expansion Project (the “Expansion Ground Lease”).

J. The parties desire to modify the Original Lease for the following purposes: (i) to release a portion of the Original Employee Parking Leased Premises (the “Release Parcel”) from the lien of the Original Lease so that it may be included in the Expansion Ground Lease; and (ii) to modify the Term of the Original Lease.

NOW THEREFORE, the Original Lease is hereby modified as follows:

1. The Release Parcel is hereby released from the Original Lease. The Release Parcel is more particularly described by metes and bounds description attached hereto as Exhibit “A”. The Original Lease shall encumber the remainder of the Original Employee Parking Leased Premises (the “Remainder Parcel”, all as more particularly described by metes and bounds description attached hereto as Exhibit “B” and as shown on that certain parcel map entitled “Revised Borgata Employee Parking Garage Lot” attached hereto as Exhibit “C”. The definition of Leased Premises as set forth in the Original Lease is hereby amended to delete Exhibit “A” attached to the Original Lease and to replace such Exhibit “A” with Exhibit “B” and Exhibit “C” attached hereto.

2. The definition of Term as set forth in the Original Lease is hereby modified to delete the words “December 31, 2077” and to replace them with the following: “December 31, 2070”.

3. All other terms and conditions of the Original Lease not specifically modified hereby shall remain in full force and effect.

4. Promptly following execution of this Modification, Landlord shall record in the Office of the Clerk of Atlantic County, New Jersey, an amended Memorandum of Lease and Option (as such term is defined in the Original Lease), in a form approved by Landlord and Tenant in their reasonable discretion. Upon the termination or earlier expiration of the Term of the Original Lease, Landlord and Tenant agree to execute any and all instruments necessary to effectuate a termination of the said amended Memorandum of Lease and Option and, subject to the terms of Section 38 of the Original Lease, the Access Easement (as such term is defined in the Original Lease).

5. Promptly following the execution of this Modification, Tenant shall cause any and all encumbrances by Tenant of its leasehold interest and estate in the Release Parcel to be properly amended to the reasonable satisfaction of Landlord to reflect the current status of the Release Parcel as no longer subject to the terms of the Original Lease and Landlord shall be provided with copies of any such amendments.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

MAC, CORP., a New Jersey corporation

By:

Its:	Asst. Secretary
“Landlord”

MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company

By:	Marina District Development Holding Co., LLC, a New Jersey limited liability company
Its:	Sole Member

By:	Boyd Atlantic City, Inc.
Its:	Managing Member

By:

Its:	CP
“Tenant”

EXHIBIT “A”

LEGAL DESCRIPTION OF RELEASE PARCEL

AREA TO BE ANNEXED TO LOT 1.08, BLOCK 576

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being the southerly corner of old Lot 1.05, Block 576 at its intersection with the westerly sideline of old Lot 1.07, Block 576, said point being distant from the intersection of a common corner between Lots 1.03 and 1.04, Block 576 with the northerly sideline of Huron Avenue and having New Jersey State Plane Coordinate of N 198,093.510, E 2,065,940.583 following bearings and distances a) N 27° 40’ 15” W, 676.15’ b) N 70° 54’ 21” W, 435.40’ c) N 19°05’38” E, 44.99’, and running thence:

1)	Along a line through the Lot 1.08, Block 576 North 70 degrees 54 minutes 22 seconds West a distance of 133.73 feet to a point in the new line of Lot 1.05, Block 576, thence;

2)	Along said new line following nine (9) courses, North 62 degrees 21 minutes 21 seconds East a distance of 38.17 feet to a point

3)	North 27 degrees 38 minutes 39 seconds West a distance of 12.24 feet to a point, thence;

4)	North 62 degrees 21 minutes 21 seconds East a distance of 38.22 feet to a point, thence;

5)	South 27 degrees 38 minutes 39 seconds East a distance of 63.54 feet to a point, thence;

6)	North 62 degrees 21 minutes 21 seconds East a distance of 61.67 feet to a point, thence;

7)	North 27 degrees 38 minutes 39 seconds West a distance of 8.88 feet to a point, thence;

8)	North 62 degrees 21 minutes 21 seconds East a distance of 181.92 feet to a point, thence;

9)	North 27 degrees 38 minutes 39 seconds West a distance of 56.28 feet to a point, thence;

10)	North 62 degrees 21 minutes 21 seconds East a distance of 8.73 feet to a point, thence;

11)	Along a line through a portion of new Lot 1.08, Block 576, South 27 degrees 40 minutes 14 seconds East a distance of 72.04 feet to a point, thence;

12)	Along a line still through a portion of new Lot 1.08, Block 576, South 62 degrees 19 minutes 46 seconds West a distance of 273.87 feet to a point and place of BEGINNING.

Containing a calculated area of 7,261 square feet or 0.167 acres.

BEING the same parcel as show on a map entitled in part “Minor Subdivision, HNRA Block 576, Tax Lots 1.04, 1.05 & 1.07, City of Atlantic City, Atlantic County, New Jersey” as prepared by Paulus, Sokolowski and Sartor, LLC, dated 10-16-04, last revised on 11-11-04 and labeled as sheet 1 of 1.

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

EXHIBIT “B”

LEGAL DESCRIPTION OF REMAINDER PARCEL

PAULUS, SOKOLOWSKI AND SARTOR, LLC
67A Mountain Blvd. Extension
P.O. Box 4039
Warren, NJ 07059
Tel 732 584-0408
Fax 732 764-6565
fwecht@psands.com
www.psands.com

Francis C. Wecht, Jr. P.L.S., P.P.
Vice President

LOT 1.05. BLOCK 576(Revised)

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being the southerly corner of Lot 1.05, Block 576 at its intersection with the northerly sideline of Lot 1.08, Block 576, said point being distant from the intersection of a common corner between Lots 1.03 and 1.04, Block 576 with the northerly sideline of Huron Avenue and having New Jersey State Plane Coordinate of N 198,093.510, E 2,065,940.583 following bearings and distances a) N 27° 40’15”W, 676.15’ b) N 70° 54’22” W, 518.99 c) N 19°05’38” E, 41.25’, d) N 62°21’21” E, 5.13’and running thence:

1)	Along a common line between Lots 1.04 and 1.05, Block 576 following five courses North 70 degrees 54 minutes 22 seconds West a distance of 53.65 feet to a point, thence;

2)	Northeasterly on a curve bearing to the left having a radius of 539.00 feet, a length of 50.45 feet, having central angle of 05 degrees 21 minutes 47 seconds and whose chord bears North 03 degrees 26 minutes 15 seconds East a distance of 50.43 feet to a point of compound curve, thence;

3)	Northwesterly on a curve bearing to the left having a radius of 400.00 feet, a length of 167.43 feet, having central angle of 23 degrees 58 minutes 57 seconds and whose chord bears North 11 degrees 14 minutes 04 seconds West a distance of 166.21 feet to a point, thence;

4)	North 23 degrees 13 minutes 34 seconds West a distance of 10.00 feet to a point, thence;

5)	North 62 degrees 19 minutes 45 seconds East a distance of 291.61 feet to a point, thence;

6)	Still along the same and beyond along common line between Lots 1.07 and 1.05, Block 576, South 27 degrees 40 minutes 14 seconds East a distance of 237.95 feet to a point in the northerly line of Lot 1.08, Block 576 thence;

7)	Along said northerly line following nine (9) courses, South 62 degrees 21 minutes 21 seconds West a distance of 8.73 feet to a point, thence;

8)	South 27 degrees 38 minutes 39 seconds East a distance of 56.28 feet to a point, thence;

9)	South 62 degrees 21 minutes 21 seconds West a distance of 181.92 feet to a point, thence;

10)	South 27 degrees 38 minutes 39 seconds East a distance of 8.88 feet to a point, thence;

11)	South 62 degrees 21 minutes 21 seconds West a distance of 61.67 feet to a point, thence;

12)	North 27 degrees 38 minutes 39 seconds West a distance of 63.54 feet to a point, thence;

13)	South 62 degrees 21 minutes 21 seconds West a distance of 38.22 feet to a point, thence;

14)	South 27 degrees 38 minutes 39 seconds East a distance of 12.24 feet to a point, thence;

15)	South 62 degrees 21 minutes 21 seconds West a distance of 38.17 feet to a point and place of BEGINNING.

Subject to: Proposed Access and Utility Easement containing 14,145 sq.ft. or 0.325 acres

Containing a calculated area of 91,386 square feet or 2.098 acres

BEING the same parcel as show on a map entitled: "Revised Borgata Employee Parking Garage Lot, Block 576, Lot 1.05, City of Atlantic City, Atlantic County, New Jersey" as prepared by Paulus, Sokolowski and Sartor, LLC, dated 10-19-04 last revised on 4-21-05 and labeled as sheet 2 of 6.

Francis C. Wecht, Jr. Professional Land Surveyor NJ License No. 27190

EXHIBIT “C”

PARCEL MAP OF REVISED BORGATA EMPLOYEE PARKING GARAGE LOT

SECOND MODIFICATION OF EMPLOYEE PARKING STRUCTURE

LEASE AND OPTION AGREEMENT (BLOCK 576, LOT 1.05)

THIS SECOND MODIFICATION OF EMPLOYEE PARKING STRUCTURE LEASE AND OPTION AGREEMENT (this “Second Modification”) is made as of the 23rd day of March, 2010 (the “Effective Date”), by and between MAC, CORP., a New Jersey corporation (“Landlord”), and MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company, d.b.a. The Borgata (“Tenant”) with respect to that certain Lease and Option Agreement dated January 16, 2002 (the “Original Employee Parking Structure Lease”), as previously modified by that certain Modification of Lease and Option Agreement dated August 20, 2004 (the “Modification”) (the Original Employee Parking Structure Lease as modified by the Modification may be collectively referred to herein as the “Lease”).

RECITALS

A. On May 29, 1996, Landlord and Grand K, Inc., a Nevada corporation (“Grand K”) entered into a Joint Venture Agreement (the “Original Agreement”), relating to a joint venture (the “Joint Venture”) formed for the purpose of designing, developing, constructing, owning and operating a resort casino and related facilities on property located in the “Huron North Redevelopment Area” in the Marina area of Atlantic City, New Jersey (the “City”) on a development now known as Renaissance Pointe (the “Renaissance Pointe Property”).

B. On July 14, 1998, Grand K assigned all of its right, title and interest in and to the Original Agreement to Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd AC”), and on the same date, Landlord and Boyd AC entered into an Amended and Restated Joint Venture Agreement, as amended pursuant to that certain First Amendment to Amended and Restated Joint Venture Agreement, dated as of September 10, 1998 (as amended, the “Amended and Restated Agreement”), which Amended and Restated Agreement superseded the Original Agreement.

C. On August 31, 2000, Landlord and Boyd AC entered into a Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”), which Second Amended and Restated Agreement superseded the Amended and Restated Agreement.

D. On November 21, 2000, Landlord and Boyd AC formed Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co”) and also formed Tenant.

E. On December 13, 2000, the Joint Venture was merged into Tenant, and Tenant became a wholly-owned subsidiary of Holding Co. On the same date, Holding Co amended and adopted the Second Amended and Restated Agreement as its operating agreement pursuant to a Contribution and Adoption Agreement, dated as of December 13, 2000 (the Second Amended and Restated Agreement, as so adopted and amended, and as hereafter modified and amended, shall be referred to herein as the “Operating Agreement”).

F. Tenant has developed a resort casino project known as The Borgata (the “Resort”) upon a portion of the Renaissance Pointe Property (the “Borgata Parcel”) that has been previously conveyed from Landlord to Tenant.

G. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain ground lease agreement between the parties dated February 21, 2003 (the “Original Surface Lot Lease”), Landlord leased to Tenant certain real property currently known as Block 576, Lot 1.07 on the Tax Map of the City of Atlantic City (the “Original Surface Lot Leased Premises”) for the purposes of the construction and operation by Tenant of a surface parking lot (“Surface Parking Lot”) and related uses permitted thereunder

H. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in the Original Employee Parking Structure Lease, Landlord leased to Tenant certain real property then known as Block 576, Lot 1.05 on the Tax Map of the City of Atlantic City (the “Leased Premises”) for the purposes of the construction and operation by Tenant of an employee parking structure (the “Employee Parking Structure”) and related uses permitted thereunder.

I. In connection with Tenant’s development and expansion of the Resort (the “Expansion Projects”), Landlord: (i) terminated the Original Ground Lease and entered into that certain surface lot ground lease agreement with Tenant dated as of August 20, 2004 (the “Surface Lot Ground Lease”) for the remainder of the Original Surface Lot Leased Premises upon which Tenant continues the operation of the Surface Parking Lot and for any other use or uses permitted thereby (the “Surface Lot Leased Premises”); (ii) entered into the Modification for the purpose of releasing from the Leased Premises a parcel of land to be incorporated into the North Expansion Ground Leased Premises (as hereinafter defined); (iii) entered into a separate lease agreement with Tenant dated January 1, 2005 (the “North Expansion Ground Lease”) for property then known as Block 576, Lot 1.08 on the Tax Map of the City of Atlantic City, being a portion of the Original Surface Lot Leased Premises, a portion of the Leased Premises, and other property owned by Landlord (the “North Expansion Ground Leased Premises”), upon which Tenant has constructed the North Expansion Project; and (iv) entered into a separate ground lease agreement with Tenant dated January 1, 2005 (the “Tower Expansion & Additional Structured Parking Ground Lease”) for property then known as Block 576, Lots 1.10 and 1.11 (the “Tower Expansion & Additional Structured Parking Ground Leased Premises”), being a portion of the Original Surface Lot Leased Premises and other property owned by Landlord upon which Lot 1.11 Tenant has completed construction of the Tower Expansion Project and upon which Lot 1.10 Tenant has completed construction of an Additional Parking Structure.

J. In connection with Tenant’s continued development and expansion of the Resort, Landlord consented to the further subdivision of a portion of Block 576, Lot 1.04 (“Landlord's Remainder Parcel”), a portion of the Leased Premises, a portion of the Surface Lot Leased Premises, and a portion of the North Expansion Ground Leased Premises for the creation of new Block 576, Lot 1.12 ( “Lot 1.12”).

K. Landlord and Tenant desire to modify the terms of the Lease to: (i) release that portion of the Leased Premises more particularly described by metes and bounds description attached hereto as Exhibit “B” (the “Release Parcel”) from the Lease in order for the description of the Leased Premises to be consistent with current tax block and lot known as Block 576, Lot 1.05; (ii) modify the Monthly Rent; (iii) grant unto Tenant the Ring Road Easement (as hereinafter defined); and (iv) reserve unto Landlord the Landlord’s Access Easement (as hereinafter defined).

NOW THEREFORE, the Lease is hereby modified as follows:

1. Modification of Leased Premises. The description of the Leased Premises is hereby deemed to be that property as more particularly described on the metes and bounds legal description and shown on the plan set forth on Exhibit “A” annexed hereto and made a part hereof. Exhibit “A” is hereby deemed to supercede and replace the description and plan of the Leased Premises attached to the Lease.

2. Release Parcel. The Release Parcel is hereby released from the Lease. There will be no reduction in the Monthly Rent as a result of such release.

3. Modification of Rent. As of the Effective Date the Monthly Rent is hereby reduced to Eighty-Four Thousand Dollars and one cent ($84,000.01), plus attendant increases, if any, set forth in Section 5(b) of the Lease.

4. Ring Road Easement. Landlord hereby grants to Tenant, its successors and assigns, and users of the Leased Premises, the Ring Road Easement (as hereinafter defined) for the purpose of non-exclusive right of pedestrian and vehicular access over the Ring Road. The Ring Road Easement shall terminate upon the earlier to occur of: (i) the expiration of the Term of the Lease; or (ii) the earlier termination of the Lease. In the event Tenant or a third party purchases the Leased Premises, the Ring Road Easement shall become permanent and perpetual.

For the purposes hereof, the following definitions shall apply:

“Ring Road” means the roadway system developed by Landlord or its affiliates on the Renaissance Pointe Property as part of the Master Plan Improvements (as such term is defined in the Operating Agreement).

“Ring Road Easement” means a non-exclusive easement granted by virtue of this Lease by Landlord or its affiliates to Tenant, granting to Tenant or its affiliates, as well as the users of the Leased Premises the non-exclusive right of pedestrian and vehicular access over the Ring Road.

5. Landlord’s Access & Utility Easement. Tenant consents to and Landlord hereby reserves unto itself, its successors and assigns, and their respective agents, employees, contractors, licensees and invitees a non-exclusive access and utility easement (the “Landlord’s Access and Utility Easement”) burdening and encumbering the areas more particularly described and shown on Exhibit “C” attached hereto and made a part hereof (the “Landlord's Access and

Utility Easement Area”) to allow vehicular and pedestrian ingress and the construction and use of utilities and signage on, over and under and through the Landlord’s Access and Utility Easement Area, including the right to maintain aboveground manholes and vents and other appurtenances necessary for the foregoing purposes. The Landlord’s Access and Utility Easement shall expire upon the expiration or termination of this Lease, In the event Tenant or a third party purchases the Leased Premises, the Landlord’s Access and Utility Easement shall become permanent and perpetual. Landlord shall be responsible to repair any damage to the Landlord’s Access and Utility Easement Area and any improvements located thereon, or any improvement located on the Tenant’s property which may be adjacent to the Landlord’s Access and Utility Easement Area caused by the exercise of Landlord’s rights hereunder. At all times during the term of the Landlord’s Access and Utility Easement, Landlord shall maintain liability insurance naming Tenant as an additional insured in the minimum amount of $25,000,000.00. Landlord shall indemnify Tenant, and its affiliates, and the officers, employees and agents of any of them, from and against any and all loss, costs, damage, claim or expense (including without limitation, attorney’s fees and court costs) incurred or sustained by Tenant, or its affiliates, or the officers, employees or agents of any of them, arising out of, as a result of or in connection with Landlord’s use of the Landlord’s Access and Utility Easement Area as contemplated herein, provided, however, that Landlord shall not be responsible to defend or indemnify Tenant against any liability to third parties or government authorities arising out of any condition existing on the Landlord’s Access and Utility Easement Area prior to the date hereof. The Landlord’s Access and Utility Easement shall be exercised by Landlord, its successors and assigns, and any entity providing utility services to Landlord, Tenant, and the Resort in a manner that will minimize interference with the Tenant’s property adjacent to the Landlord’s Access and Utility Easement Area or any business conducted thereon provided that (i) Landlord shall have the right to temporarily suspend operation of any road (the “Access Road”) within Landlord’s Access and Utility Easement Area during the time necessary for (x) installation and/or repair or maintenance of utilities; (y) road construction, maintenance and/or realignment; and (z) emergencies; and (ii) following construction of any improvement on Landlord’s Remainder Parcel, (y) Tenant’s and Tenant’s invitees’ construction vehicles may not use the Access Road and (z) the Landlord’s Access and Utility Easement Area shall be utilized by Tenant and any utility providing utility services to Tenant in a manner that will minimize interference with Landlord’s property or Landlord’s Remainder Parcel or any business conducted thereon, including without limitation, minimal interruption of traffic on the surrounding roadways entering into or exiting Landlord’s property or Landlord’s Remainder Parcel. Tenant shall not construct any structure, improvements or utilities in the Landlord’s Access and Utility Easement Area that would, in Landlord’s reasonable opinion, interfere with Landlord’s Access and Utility Easement.

6. All other terms and conditions of the Lease not specifically modified hereby shall remain in full force and effect.

7. Promptly following the execution of this Modification, Tenant shall cause any and all encumbrances by Tenant of its leasehold interest and estate in the Release Parcel to be properly amended to the reasonable satisfaction of Landlord to reflect the current status of the Release Parcel as no longer subject to the terms of the Lease and Landlord shall be provided with copies of any such amendments.

8. Promptly following execution of this Modification, Landlord shall record in the Office of the Clerk of Atlantic County, New Jersey, an amended Memorandum of Employee Parking Structure Lease, in a form approved by Landlord and Tenant in their reasonable discretion. Upon the termination or earlier expiration of the Term of the Lease, Landlord and Tenant agree to execute any and all instruments necessary to effectuate a termination of the said amended Memorandum of Employee Parking Structure Lease, and subject to the terms of Section 38 of the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

MAC, CORP., a New Jersey corporation

By:
John M. McManus

Its:	Secretary

“Landlord”

MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company
By:	Marina District Development Holding Co.,
LLC, a New Jersey limited liability company
Its:	Sole Member
By:	Boyd Atlantic City, Inc.
Its:	Managing Member

By:
Auggie Cipollini

Its:	Vice President & Asst. Secretary
“Tenant”

EXHIBITS TO SECOND MODIFICATION OF

EMPLOYEE PARKING STRUCTURE GROUND LEASE

(BLOCK 576, LOT 1.05)

Exhibit “A” – Replacement Legal Description & Plan of

Leased Premises (post-creation of Lot 1.12)

Exhibit “B” – Legal Description & Plan of Release Parcel

(being that portion released from Lot 1.05

in connection with creation of Lot 1.12)

Exhibit “C” – Landlord's Access and Utility Easement

Legal Description & Plan

EXHIBIT “A”

LEGAL DESCRIPTION AND PLAN DEPICTING LEASED PREMISES

678 Mountain Boulevard Extension

P.O. Box 4039

Warren. NJ 07059

Tel 732.560.9700

BORGATA EMPLOYEE PARKING REPLACEMENT LEGAL DESCRIPTION

BLOCK 576 - LOT 1.05

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being common corner to Block 576, Lots 1.10 at the intersection of the easterly line of a Service Road, thence:

1)	Along the dividing line of Block 576, Lot 1.10, North 62 degrees 19 minutes 45 seconds East, a distance of 282.07 feet to a point common corner to Block 576, Lot 1.12, thence;

2)	Along the dividing line of Block 576, Lot 1.12, South 27 degrees 38 minutes 58 seconds East, a distance of 294.23 feet to a point common comer to Block 576, Lot 1.08, thence;

Along the dividing line of Block 576, Lot 1.12, the following seven (7) courses:

3)	South 62 degrees 21 minutes 21 seconds West, a distance of 181.03 feet to a point, thence;

4)	South 27 degrees 38 minutes 39 seconds East, a distance of 8.88 feet to a point, thence;

5)	South 62 degrees 21 minutes 21 seconds West, a distance of 61.67 feet to a point, thence;

6)	North 27 degrees 38 minutes 39 seconds West, a distance of 63.54 feet to a point, thence;

7)	South 62 degrees 21 minutes 21 seconds West, a distance of 38.22 feet to a point, thence;

8)	South 27 degrees 38 minutes 39 seconds East, a distance of 12.24 feet to a point, thence;

9)	South 62 degrees 21 minutes 21 seconds West, a distance of 38.17 feet to a point in the said line of a Service Road, thence;

Along the said line of the Service Road, the following three (3) courses:

10)	North 70 degrees 54 minutes 22 seconds West, a distance of 53.65 feet to a point of curvature, thence;

11)	Along a curve to the left, having a radius of 539,00 feet, a length of 50.45 feet and whose chord bears North 03 degrees 26 minutes 15 seconds East, a distance of 50.43 feet to a point of curvature, thence;

12)	Along a curve to the left, having a radius of 400.00 feet, a length of 167.43 feet and whose chord bears North 11 degrees 14 minutes 04 seconds West, a distance of 166.21 feet to a point, thence;

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13)	North 23 degrees 13 minutes 42 seconds West, a distance of 10.00 feet to the point and place of BEGINNING.

Containing a calculated area of 89,056 square feet or 2.044 acres

BEING the same parcel as shown on map entitled: “Minor Subdivision, Waterclub Valet Parking Garage At Borgata, Block 576, Tax Lots 1.04,1.05 & 1.07, 1.08 & 1.12 City of Atlantic City, Atlantic County, New Jersey” prepared by Paulus, Sokolowski and Sartor LLC, dated April 10 ,2008 and last revised on May 07, 2008.

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

EXHIBIT “B”

LEGAL DESCRIPTION AND PLAN DEPICTING RELEASE PARCEL

67B Mountain Boulevard Extension

PO. Box 4039

Warren, NJ 07059

Tel 732.560.9700

BORGATA EMPLOYEE PARKING RELEASE PARCEL

PORTION OF BLOCK 576 - LOT 1.05

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being the intersection of the northeasterly corner of proposed Block 576, Lot 1.05 with the southeasterly dividing line of Block 576, Lot 1.10 and running thence:

1)	Along the dividing line of Block 576, Lot 1.10, North 62 degrees 19 minutes 45 seconds East, a distance of 9.54 feet to a point, thence;

2)	South 27 degrees 40 minutes 14 seconds East, a distance of 237.96 feet to a point, thence;

3)	South 62 degrees 21 minutes 21 seconds West, a distance of 8.73 feet to a point, thence;

4)	South 27 degrees 40 minutes 14 seconds East, a distance of 56.28 feet to a point, thence;

5)	South 62 degrees 21 minutes 21 seconds West, a distance of 0.89 feet to a point, common corner to Block 576, Lot 1.10, thence;

6)	Along the dividing line of Block 576, Lot 1.10, North 27 degrees 38 minutes 58 seconds West, a distance of 294.23 feet to the point and place of BEGINNING.

Containing a calculated area of 2,331 square feet or 0.053 acres

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

www.psands.com

EXHIBIT “C”

LEGAL DESCRIPTION AND PLAN DEPICTING

LANDLORD’S ACCESS AND UTILITY EASEMENT AREA

67B Mountain Boulevard Extension

P.O. Box 4039

Warren, NJ 07059

Tel 732.560.9700

LANDLORD ACCESS AND UTILITY EASEMENT

BLOCK 576, PORTION OF LOT 1.05

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being common corner to Block 576, Lot 1.05 and Block 576, Lot 1.10 with the northeasterly right-of-way line of a Service Road and running thence:

1)	North 62 degrees 19 minutes 45 seconds East, a distance of 282.07 feet to a point, common corner to Block 576, Lot 1.12, thence;

2)	South 27 degrees 38 minutes 58 seconds East, a distance of 11.85 feet to a point, thence;

3)	South 62 degrees 18 minutes 28 seconds West, a distance of 283.00 feet to a point in the said line of the Service Road, thence;

4)	Along a curve to the left having a radius of 400.00 feet, a length of 1.99 feet and whose chord bears North 23 degrees 05 minutes 00 seconds West, a distance of 1.99 feet to a point, thence;

5)	North 23 degrees 13 minutes 42 seconds West, a distance of 10.00 feet to the point and place of BEGINNING.

Containing a calculated area of 3,364 square feet or 0.077 acres

Francis C. Wecht, Jr Professional Land Surveyor NJ License No. 27190

www.psands.com